Exhibit 99.3

Oncocyte Corporation Announces $10.2 Million Private Placement of Securities Priced At-The-Market Under Nasdaq Rules

Company Obtains Participation from New and Existing Investors, Including Strategic Partner Bio-Rad Laboratories

IRVINE, Calif., October 2, 2024 (GLOBE NEWSWIRE) - Oncocyte Corporation (Nasdaq: OCX) (“Oncocyte” or the “Company”), a diagnostics technology company, today announced that it has entered into a securities purchase agreement (the “Purchase Agreement”) with new and existing investors, including Bio-Rad Laboratories, Inc., one of the Company’s strategic partners. The gross proceeds to the Company from the private placement are expected to be approximately $10.2 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds for working capital and general corporate purposes.

The Purchase Agreement represents the purchase and sale in a private placement of an aggregate of 3,461,138 shares of common stock, at a purchase price of $2.948 per share of common stock. Certain insiders of the Company subscribed for 37,037 of the shares of common stock sold in the private placement, at a purchase price of $2.970 per share of common stock. The private placement was priced “at-the-market” under the rules and regulations of The Nasdaq Stock Market LLC and is expected to close on or about October 4, 2024, subject to the satisfaction of customary closing conditions.

“This funding helps us to continue delivering on the promise that we made to expand access to organ transplant rejection testing globally. We are grateful for the support of our current and new shareholders who share our vision of democratizing access for transplant patients, transplant centers, and transplant researchers around the world,” said Oncocyte’s President and Chief Executive Officer Josh Riggs. “Our team remains committed to executing on our strategy and creating shareholder value.”

“We are thrilled to have strong support from both new and existing investors, including our valued corporate partner, Bio-Rad Laboratories,” said Oncocyte’s Chief Financial Officer Andrea James. “This offering reflects growing confidence in our business opportunity and the market potential we are addressing.”

Needham & Company is acting as the exclusive placement agent for the private placement.

The securities described above are being offered and sold in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder, and have not been registered under the Act, or applicable state securities laws. Accordingly, such securities issued in the private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

The Company also entered into a registration rights agreement, dated as of October 2, 2024, by and among the Company and the investors party thereto (the “Registration Rights Agreement”), pursuant to which it agreed to file a registration statement under the Act with the Securities and Exchange Commission (the “SEC”), covering the resale of the shares of common stock to be issued in the private placement no later than 15 days following the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 30 days following the date of the Registration Rights Agreement (or 45 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Oncocyte Corporation

Oncocyte Corporation is a molecular diagnostics technology company. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients. VitaGraft™ is a clinical blood-based solid organ transplantation monitoring test. GraftAssure™ is a research use only blood-based solid organ transplantation monitoring test. DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies DetermaCNI™ is a blood-based monitoring tool for monitoring therapeutic efficacy in cancer patients.

VitaGraft™, GraftAssure™, DetermaIO™, and DetermaCNI™ are trademarks of Oncocyte Corporation.

Forward-Looking Statements

This press release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements pertaining to the Company’s expectations regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering, the intended use of proceeds from the offering in this press release constitute forward-looking statements.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors, such as market and other conditions, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include market conditions, the ability of the Company to satisfy all conditions precedent to the closing of the private placement, the completion of the private placement, as well as those set forth in the Company’s annual, quarterly and current reports (i.e., Form 10-K, Form 10-Q and Form 8-K) as filed or furnished with the SEC and any subsequent public filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Jeff Ramson

PCG Advisory

(646) 863-6893

jramson@pcgadvisory.com

Andrea James

Chief Financial Officer, Oncocyte

ajames@oncocyte.com